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                                   EXHIBIT 21


                           Subsidiaries of the Company



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1.     Arrow International Export Corporation, a U.S. Virgin Islands corporation.

2.     Arrow International Investment Corp., a Delaware corporation.

3.     Arrow Medical Products, Ltd., a Pennsylvania corporation, qualified to do business in Canada.

4.     Kontron Instruments, Inc., a California corporation.

5.     Arrow-Japan K.K. (Arrow-Japan, Ltd., English translation), a company organized under the laws of Japan.

6.     Arrow Deutschland Gmbh, a limited liability corporation organized under the laws of Germany.

7.     Arrow France S.A., a corporation organized under the laws of France.

8.     Arrow Africa (Pty) Ltd., a corporation organized under the laws of South Africa.

9.     AMH (Arrow Medical Holdings) B.V., a corporation organized under the laws of the Netherlands.

10.    Arrow Holland Medical Products B.V., a corporation organized under the laws of the Netherlands.

11.    Arrow Iberia, S.A., a corporation organized under the laws of Spain.

12.    Arrow Hellas Commercial A.E., a corporation organized under the laws of Greece.

13.    Arrow Internacional de Mexico S.A. de C.V., a corporation organized under the laws of Mexico.

14.    Arrow Internacional de Chihuahua, S.A. de C.V., a corporation organized under the laws of Mexico.

15.    Arrow International CR, A.S., a corporation organized under the laws of the Czech Republic.

16.    Therex Limited Partnership, a Delaware limited partnership.

17.    Arrow Infusion, Inc., a Massachusetts corporation.

18.    Arrow-Therex Corporation, a Delaware corporation.

19.    Arrow Interventional, Inc., a Delaware corporation.

20.    Arrow Slovensko s.r.o., a corporation organized under the laws of Slovakia

21.    Medical Parameters, Inc., a Massachusetts corporation

22.    Sometec, S.A.S.

23.    Sometec, Inc.

24.    Sometec Holdings, S.A.S.
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